UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

(Amendment No. 1)

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2005

IMPCO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15143	91-1039211
(Commission File Number)	(IRS Employer Identification No.)

16804 Gridley Place

Cerritos, California 90703

(Address of principal executive offices) (Zip Code)

(562) 860-6666

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K/A

IMPCO TECHNOLOGIES, INC.

Cerritos, California

July 13, 2005

Item 1.01 Entry into a Material Definitive Agreement.

On July 7, 2005, IMPCO Technologies, Inc. (“IMPCO”) was granted approval from Property Reserve, Inc. (the “Landlord”) to proceed with a sublease agreement with Meteor Communications Corporation (“Meteor”) such that IMPCO will close its facility in Seattle, Washington and sublease the facility to Meteor. IMPCO had entered into a lease agreement with the Landlord for its Seattle facility on July 18, 2001 for a period of 120 months, or through September 30, 2011. The sublease agreement was entered into on June 16, 2005, the effective date of the sublease agreement is August 1, 2005 and the term of the agreement is through September 30, 2011. IMPCO will relocate the Seattle research and development functions to other facilities. IMPCO retains other research and development facilities in Detroit, MI and Cherasco, Italy.

Item 2.05 Costs Associated with Exit or Disposal Activities.

IMPCO reported on Form 8-K on March 18, 2005 that it intended to close and relocate its Seattle, Washington facility by June 30, 2005. IMPCO expects to exit the Seattle facility by August 1, 2005 and recognize charges against income of approximately $1.0 million and $1.2 million during the second and third quarters of 2005, respectively, in connection with the closure of the facility. Included in the $2.2 million charges, are approximately $1.3 million for impairment loss of leasehold improvements, approximately $0.3 million for relocation expenses for key technical personnel, approximately $0.2 million related to the fair value of IMPCO’s remaining net lease obligation under the original lease agreement, approximately $0.2 million for impairment loss of furniture and fixtures and approximately $0.2 in other costs. Of the total charges of $2.2 million, approximately $0.8 million represents cash outflows to be incurred primarily in the third quarter of 2005.

Item 9.01. Financial Statements and Exhibits

Exhibit	Descriptions
10.1	Sublease Agreement dated June 16, 2005, between Impco Technologies, Inc. and Meteor Communications Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPCO TECHNOLOGIES, INC.

Date: July 13, 2005	By:	/s/ THOMAS M. COSTALES
Thomas M. Costales
Interim Chief Financial Officer